EXHIBIT 99.1

Turner Venture Group Announces Acquisition of Herban Healing, LLC

Austin, Texas - April 18, 2022 -- Press Announcement -- Turner Valley Oil and Gas, Inc. (the “Company”) (“Turner”) (OTC: TVOG), now doing business as Turner Venture Group, Inc., announced that the Company has completed the acquisition of Herban Healing LLC (“Herban” or “Herban Healing”), a privately-owned, fully integrated CBD company in the United States. Herban Healing produces and sells over 100 premium SKUs across their robust e-commerce and marketing platform and through 3 unique retail stores across the Greater Houston area.

Highlights:

•	Turner’s second acquisition is now complete
•	Grand opening of Herban Healing 3rd store to be announced soon
•	The Company is now revenue generating
•	Turner intends to invest up to $150,000 into Herban Healing LLC to fuel growth and expansion of new stores
•	Deal brings industry expertise into join management

This is Turner’s second acquisition within the hemp and wellness segment following Bloomi Labs LLC previously announced. As detailed in our venture holding company model we are bolting on companies with strong growth potential that integrate well with each other giving Turner competitive advantages to streamline supply chain and improve the customer experience. This acquisition brings with it new management appointments to be announced in subsequent releases as well as financial history and forecasts.

Full Purchase and Sale Agreement available here:

https://www.otcmarkets.com/stock/TVOG/disclosure

Based in Houston Texas, Herban Healing produces an award-winning lineup of health and wellness products using hemp-derived CBD across a variety of consumer categories such as oils, topicals, tinctures, coffees and teas, ingestibles, and personal care and pet products containing 0% THC. Additionally, Herban Healing provides B2B manufacturing services for a variety of partners. Herban Healing holds a deep commitment to quality control and consumer transparency, and is advantaged by an experienced leadership team from the US medical cannabis industry, a growing distribution network consisting of 3 retail stores and a robust e-commerce and marketing platform.

Shop online or visit a location:	https://herban-healing.com/
Herban Healing Facebook:	https://www.facebook.com/HerbanHealingHH/
Herban Healing Instagram:	https://www.instagram.com/herban_healing_

Dr. Jordan Balencic, Chairman and CEO, said: “We are very pleased to announce our first acquisition of 2022, which allows the Company to expand into the lucrative federally legal hemp and CBD wellness space. Herban Healing is building a trusted and leading CBD health and wellness brand with exceptional products and an established manufacturing and distribution platform. The acquisition of Herban represents only the first step in our acquisition strategy as we expect to continue to unlock shareholder value by acquiring equity interests in other innovative brands and companies focused on healthier living and sustainability.”

Retail Locations

Since hemp / CBD became federally legal in 2018, Herban Healing has expanded to 3 retail locations in the greater Houston marketplace. The third location is about to open and details about the grand opening will be announced soon. Herban Healing’s retail locations have allowed them to establish repeat business, brand identity, product trials and gross profitability. Herban Healing has established a credit card merchant account and an operating account for this business through a local federally insured community bank.

These locations have served as case studies to model the potential for expansion by management to plan to expand up to 10 locations within the near term, subject to financing and strategic direction. This footprint will drive sales and profits but also helps establish a strong retail presence in the event of future reform leading to new product opportunities.

Product Production & Development

Herban Healing is a seed to shelf integrated manufacturer and distributor of its complete product line. All products are manufactured in the USA with America made ingredients. Herban Healing has developed over 100 products which have passed testing via certificate of analysis (“COA”) and other required regulatory steps to be able to sell in all 50 states. These products include tinctures, pain relievers, flowers, lotions, bath salts, edibles, drinks and various other products that include their own recipe of CBD or other compounds.

Hospice Trials (WholeSale)

It is exciting to include Herban Healing has started a trial with a major hospice provider which upon conclusion of its trials, may look to expand its own brand of hemp, CBD and related products as a wholesale / white label operation. The intention by this group is to offer alternative CBD supplements to its patients as an alternative to traditional pharmaceutical treatments.

Growth Plans

Herban Healing desires to expand the business through a multi pronged approach. This includes establishing wholesale distributors, expanded e-commerce efforts,white label customer programs, and additional retail locations. Management strongly believes that sales can be accelerated cost effectively by offering whole distribution opportunities with existing retail outlets and similar industry product distributors. These industries not only include current CBD outlets but also cosmetic, medical and wellness products. There are also opportunities in the physical therapy sector.

About Turner Valley Oil and Gas, Inc.

Turner Venture Group (OTC:TVOG) is a public Venture Holding Company that acquires equity interests in innovative brands and companies focused on healthier living and sustainability. The Company is focused on building shareholder value through pursuing opportunities in food & beverage, hemp & CBD, household products, personal care, and consumer health technology with potential applications of blockchain and NFTs (non-fungible tokens). Turner’s first acquisition of Bloomi Labs, LLC includes unique CBD Hand Sanitizer products manufactured domestically. The Company’s second acquisition, Herban Healing, LLC includes an established CBD / Hemp Operator with 3 existing retail stores and an e-commerce sales presence.

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Disclosures

Certain statements in this press release are forward-looking and involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.

None of the statements in this announcement or via any web sites linked herein have been evaluated by the FDA. Furthermore, none of the statements in this announcement or any web sites linked herein should be construed as dispensing medical advice or making claims regarding the cure of diseases. You should consult a licensed health care professional before starting any supplement, dietary, or exercise program, especially if you are pregnant or have any pre-existing injuries or medical conditions. These statements have not been evaluated by the Food and Drug Administration. These products are not intended to diagnose, treat, cure, or prevent any diseases.

Read full disclaimer here:	https://TVOGinc.com/contactus/disclaimer/

Key Links:

OTCMarkets Profile:	http://www.otcmarkets.com/stock/TVOG/profile
Corporate Website:	http://TVOGInc.com | http://BloomiClean.com
Twitter:	http://twitter.com/tvoginc | http://twitter.com/BloomiClean
Facebook:	https://www.facebook.com/TVOGinc/
LinkedIn:	https://www.linkedin.com/company/TVOGinc/

Contacts:

Dr. Jordan Balencic

Turner Valley Oil And Gas, Inc.

Address: 5900 Balcones Drive, Suite 4503, Austin,TX 78731

Phone: 1-352-561-8896

Email: TurnerVentureGroupInc@gmail.com or

SOURCE: Turner Valley Oil and Gas, Inc.

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